Exhibit 99.1
Royal Bancshares of Pennsylvania, Inc. Reports Full Year and Fourth Quarter 2008 Results
•	Full Year Net Loss of $38 Million

•	$22 Million Provision for Loan and Lease Losses

•	$15.5 Million Non-Cash Charge Related to Deferred Income Tax Assets

•	Capital Levels Continue To Exceed Regulatory “Well-Capitalized” Minimums

•	Executive Leadership Transition Completed
NARBERTH, PA—(Marketwire — March 27, 2009) — Royal Bancshares of Pennsylvania, Inc. (NASDAQ: RBPAA) (“Royal”), reported a net loss for the three months ended December 31, 2008 of $27.3 million or $2.05 basic loss per share, compared to net income of $3.5 million or $0.27 basic earnings per share for the same period in 2007.
After giving effect to a $22 million provision for loan and lease losses and a $15.5 million non-cash charge related to the establishment of a valuation allowance for deferred income tax assets, Royal’s net loss for the twelve months ended December 31, 2008 was $38.1 million or $2.86 basic loss per share, compared to net income of $564 thousand or $0.04 basic earnings per share for the same period in 2007. Consolidated total assets as of December 31, 2008 were $1.2 billion.
Comments from Chairman/CEO Robert R. Tabas:
“The year end loss our company is reporting today is a great disappointment to me and the entire Royal team. It is uncharacteristic of our company and unacceptable to management. Like our shareholders, we realize and feel the impact of these losses because management, as well as many of our team members, own significant shares of our company stock. Our many consecutive years of positive earnings are not a crutch for management to rest on and I have challenged our capable team to work tirelessly to swiftly return our company to profitability so we can again deliver results our shareholders have come to expect from Royal.
For many years we have enjoyed a reputation as the region’s premier commercial real estate lender and we believe that our core business philosophies remain strong. Unlike many other banks, Royal did not engage in subprime lending, one of the original catalysts of our nation’s current economic meltdown. That said, our lending performance in other markets has been affected significantly as the real estate downturn exacerbated by the subprime crisis has expanded. We have committed to intense review and monitoring of risk and are addressing our situation in a realistic and proactive way by reserving appropriately and mitigating exposures in certain sectors.
As reported earlier in the year, a significant portion of our loss was directly attributable to two dramatic events that impacted the entire backbone of our nation’s economy. The demise of Lehman Brothers and Washington Mutual, and the resultant upheaval their situations triggered, accounted for over $16 million in direct losses and charge-offs of investment securities.

Additionally, we took a non-cash charge of $15.5 million for the establishment of a valuation allowance for deferred tax assets. This valuation allowance, however, could be reversed going forward and result in the recognition of an income tax benefit to the extent the bank generates adequate income.
With the continued downturn in the real estate markets both regionally and nationally, and following further monitoring of our loan portfolios, we increased our reserves for loan and lease losses throughout 2008. In total we have approximately $29 million in reserves set aside.
In the midst of these tumultuous times in our current economy, Royal has undergone a seamless and energizing transition. With new personnel in executive roles, including myself as CEO and Jim McSwiggan as President, and through the addition of other key employees, we firmly believe that we are positioned to move past the challenges of 2008 and drive our business forward in 2009.
We strongly believe that lending is the engine of our bank, and an outward sign of this commitment to our core strengths was the opening of our new loan center at One Bala Plaza in Bala Cynwyd and the launch of our new, highly desirable Small Business Lending Program. We have centralized the lending function to streamline our processes, a decision we believe will pay off quickly with a marked increase in loan volume. As some banks continue to sit on the sidelines, our position as an active yet prudent lender in this marketplace means an increase in opportunities to make good loans to growing businesses and act as a catalyst for regional economic growth.
Simultaneously we have embarked on a program to significantly diversify our loan portfolios in order to minimize risks associated with continued softening in the housing and construction markets. In 2008 we were able to decrease the percentage of commercial real estate loans in our portfolio by 18% and land development loans by 13% and we intend to continue further minimizing exposure in these sectors.
We welcomed 2009 with new leadership and vision and early signs reveal that our strategic plan for righting our ship and ultimately growing our business has been well received. We look forward to continuing our conversation on our plan for 2009 with our shareholders who have been receptive to the changes we have implemented and our vision for Royal’s future.”

ROYAL BANCSHARES OF PENNSYLVANIA, INC. CONDENSED INCOME STATEMENT

	Three Months		Twelve Months
	Ended Dec. 31st		Ended Dec. 31st
(in thousands, except for earnings per share)	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income	$17,358	$22,327	$72,764	$86,736
Interest Expense	9,967	12,083	38,109	48,873

Net Interest Income	7,391	10,244	34,655	37,863
Provision for Loan Losses	8,754	5,759	21,841	13,026

Net Interest (Loss)/Income after Provision	(1,363)	4,485	12,814	24,837
Non Interest (Loss)/Income	(5,510)	5,774	(15,788)	12,888
Non Interest Expense	10,847	6,468	32,465	38,729

(Loss)/Income before Taxes	(17,720)	3,791	(35,439)	(1,004)
Income Tax Expense (Benefit)	9,545	332	2,643	(1,568)

Net (Loss)/Income	($27,265)	$3,459	($38,082)	$564

(Loss) Earnings per share —basic	($2.05)	$.27	($2.86)	$.04

SELECTED RATIOS:
Return on Average Assets	-9.1%	1.1%	-3.2%	0.04%
Return on Average Equity	-104.2%	9.2%	-29.0%	0.36%
Average Equity to Assets	8.7%	11.6%	11.0%	12.1%
Book Value Per Share	$6.01	$10.97
CONDENSED BALANCE SHEET

	Dec. 31, 2008	Dec. 31, 2007
(in thousands)	(unaudited)	(unaudited)
Cash and Cash Equivalents	$14,259	$10,905
Investment Securities	361,254	531,695
Loans & Leases (net)	672,081	625,193
Premises and Equipment (net)	25,853	31,408
Accrued Interest receivable	13,580	15,256
Other Assets	88,559	64,018

Total Assets	$1,175,586	$1,278,475

Deposits	760,068	770,152
Borrowings	288,031	313,477
Other Liabilities	20,128	20,838
Subordinated debentures	25,774	25,774
Minority Interest	1,898	1,867
Shareholders’ Equity	79,687	146,367

Total Liabilities and Shareholders’ Equity	$1,175,586	$1,278,475

The above condensed financial information includes consolidation of Equity Real Estate Investments, owned by Royal Bancshares of Pennsylvania, Inc., which are required as a result of FIN 46(R) “Variable Interest Entities.”
About Royal Bancshares of Pennsylvania, Inc.

Royal Bancshares of Pennsylvania, Inc., headquartered in Narberth, Pennsylvania, is a two-bank holding company operating the Royal Bank America and Royal Asian Bank brands throughout Pennsylvania, New Jersey and New York. As “The Region’s Premier Commercial Lender,” Royal Bank America has played a lead role in the growth and development of our area for the past 40+ years. Royal Asian Bank enjoys a distinctive niche serving the financing and banking needs of the growing Asian-American population. More information on Royal Bancshares of Pennsylvania, our banks and subsidiaries is available at www.royalbankamerica.com.
The forgoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. For a discussion of the factors that could cause actual results to differ from the results discussed in any such forward-looking statements, see the filings made by Royal Bancshares of Pennsylvania, Inc. with the Securities and Exchange Commission, including its Annual Report — Form 10-k for the year ended December 31, 2008.
Media Contact:
Marc Sanders
Director of Marketing
610.668.4700